FIRST SUPPLEMENTAL NOTE PURCHASE AGREEMENT

FIRST SUPPLEMENTAL NOTE PURCHASE AGREEMENT, dated as of March 24, 2011 (this “Supplemental Note Purchase Agreement”), among FARMER MAC MORTGAGE SECURITIES CORPORATION (the “Purchaser”), a wholly owned subsidiary of FEDERAL AGRICULTURAL MORTGAGE CORPORATION, a federally-chartered instrumentality of the United States and an institution of the Farm Credit System (“Farmer Mac” or the “Guarantor”); NATIONAL RURAL UTILITIES COOPERATIVE FINANCE CORPORATION, a cooperative association existing under the laws of the District of Columbia (“National Rural”); and Farmer Mac, as Guarantor.

RECITALS

WHEREAS National Rural, the Purchaser and the Guarantor have heretofore executed and delivered the Amended and Restated Master Note Purchase Agreement dated as of March 24, 2011, among National Rural, the Purchaser and the Guarantor (the “Master Agreement”); and

WHEREAS, pursuant to the Master Agreement, the parties desire to establish hereby the terms of one or more series of Notes previously issued or to be issued by National Rural and purchased by the Purchaser; and

NOW, THEREFORE, in consideration of the mutual agreements herein contained, Farmer Mac, the Purchaser and National Rural agree as follows:

1. Capitalized Terms.  Capitalized terms used herein without definition shall have the meanings assigned to them in the Master Agreement.

2. Title of Series.  The Pricing Agreement for any Notes and each such Note issued hereunder on or after the date hereof may identify the name (if any name is designated) of such series of Notes.  Failure to make a notation of the name of a series within any Pricing Agreement or on the applicable Note shall not affect the validity and effect of such Note.

3. Purchase of Notes.  The Purchaser agrees to purchase Notes, at 100% of their principal amount, from time to time during the Draw Period, as requested by National Rural by written notice or notice given by electronic mail to Farmer Mac at Robert_Owens@farmermac.com, or such other address as may be provided in writing (each, a “Notice of Borrowing”), in an aggregate principal amount, for all Notes issued prior to the date hereof or to be issued under this Supplemental Note Purchase Agreement at any one time, not in excess of $3.9 billion (the “Maximum Purchase Amount”), subject to the conditions set forth in the Master Agreement.  For purposes hereof, “Draw Period” means the period from the date hereof through January 11, 2016; provided, however, on January 11th of each year, the Draw Period shall be deemed automatically extended for one (1) additional year without further action, unless at least sixty (60) days prior to any such anniversary date, Farmer Mac or the Purchaser provides National Rural with written notice that the Draw Period will not be extended beyond the then-remaining term.

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National Rural may borrow, repay (subject to the terms of the applicable Notes being repaid) and reborrow funds at any time or from time to time during the Draw Period.  Each borrowing under this Supplemental Note Purchase Agreement (or, in the case of Notes issued prior to the date hereof, the applicable Original Note Purchase Agreement) shall be made in accordance with the Note applicable thereto.

Each advance under this Agreement shall be disbursed in a minimum amount of $50 million and additional increments of $5 million in excess thereof or such other amounts as agreed to in the applicable Pricing Agreement.

4. Invest to Participate.  At the time of each borrowing under this Supplemental Note Purchase Agreement and unless otherwise specified in the related Pricing Agreement, National Rural shall have entered into a Securities Purchase Agreement to purchase Farmer Mac Series C Preferred Stock in an amount equal to four percent (4%) of the principal amount of the applicable Note or Notes; provided, however, that (i) National Rural shall not be required to purchase Farmer Mac Series C Preferred Stock in connection with any advance the purpose of which is to refinance an advance for which Farmer Mac did not initially require the purchase of Farmer Mac Series C Preferred Stock, and (ii) National Rural shall not be required to purchase Series C Preferred Stock to the extent National Rural shall own or has agreed to purchase Series C Preferred Stock in an amount equal to at least four percent (4%) of the aggregate principal amount of all Notes issued hereunder (unless not required by the applicable Pricing Agreement), including the principal amount of the Note issued on the applicable Closing Date.

5. GOVERNING LAW.  EXCEPT AS SET FORTH IN SECTION 9.01 OF THE MASTER AGREEMENT, THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, FEDERAL LAW.  TO THE EXTENT FEDERAL LAW INCORPORATES STATE LAW, THAT STATE LAW SHALL BE THE LAWS OF THE DISTRICT OF COLUMBIA APPLICABLE TO CONTRACTS MADE AND PERFORMED THEREIN.

6. Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

7. Inconsistency.  In the event of any inconsistency between the terms of this Supplemental Note Purchase Agreement and the Master Agreement, the terms of this Supplemental Note Purchase Agreement shall apply.

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IN WITNESS WHEREOF, each party hereto has caused this Agreement to be executed by an authorized officer as of the day and year first above written.

FARMER MAC MORTGAGE SECURITIES CORPORATION

By:	/s/ JEROME G. OSLICK
Name: Title:	Jerome G. Oslick Vice President

FEDERAL AGRICULTURAL MORTGAGE CORPORATION

By:	/s/ TIMOTHY L. BUZBY
Name: Title:	Timothy L. Buzby Senior Vice President-Chief Financial Officer

NATIONAL RURAL UTILITIES COOPERATIVE FINANCE CORPORATION

By:
Name: Title:

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IN WITNESS WHEREOF, each party hereto has caused this Agreement to be executed by an authorized officer as of the day and year first above written.

FARMER MAC MORTGAGE SECURITIES CORPORATION

By:
Name: Title:

FEDERAL AGRICULTURAL MORTGAGE CORPORATION

By:
Name: Title:

NATIONAL RURAL UTILITIES COOPERATIVE FINANCE CORPORATION

By:	/s/ RICHARD LARCOCHELLE
Name: Title:	Richard Larochelle SVP, Corp. Relations